UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 1, 2022

UNITED COMMUNITY BANKS, INC.

(Exact name of registrant as specified in its charter)

Georgia	001-35095	58-1807304
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer Identification no.)

125 Highway 515 East, Blairsville, Georgia	30512
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (706) 781-2265

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Exchange on Which Registered
Common stock, par value $1.00 per share	UCBI	Nasdaq Global Select Market
Depositary Shares, each representing 1/1000th interest in a share of Series I Non-Cumulative Preferred Stock	UCBIO	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.01	Completion of Acquisition or Disposition of Assets.

Closing of Merger with Reliant Bancorp, Inc.

Effective January 1, 2022 (the “Effective Time”), United Community Banks, Inc. (“United”) completed its previously-announced merger with Reliant Bancorp, Inc. (“Reliant”), pursuant to an Agreement and Plan of Merger, dated as of July 14, 2021, by and between United and Reliant (the “Merger Agreement”). Pursuant to the Merger Agreement, at the Effective Time, Reliant merged with and into United (the “Merger”), with United as the surviving entity in the Merger. Immediately following the Merger, Reliant’s wholly-owned subsidiary bank, Reliant Bank, merged with and into United Community Bank, with United Community Bank as the surviving bank subsidiary of United.

Pursuant to the terms of the Merger Agreement, at the Effective Time, (i) each share of Reliant common stock, $1.00 par value per share (“Reliant Common Stock”), issued and outstanding immediately prior to the Effective Time was converted into the right to receive 0.9842 shares of common stock, $1.00 par value per share, of United (“United Common Stock”), and (ii) each share of Reliant Common Stock subject to vesting, repurchase or other lapse restrictions outstanding as of immediately prior to the Effective Time became fully vested and settled, as applicable, and was canceled and converted into the right to receive 0.9842 shares of United Common Stock, with cash to be paid in lieu of any fractional shares of United Common Stock.

Also, at the Effective Time, each outstanding and unexercised option to purchase shares of Reliant Common Stock vested, and at the option holder’s election was cancelled and converted automatically into the right to receive either (a) a cash payment equal to the product of (i) the excess, if any, of (x) the product of the 0.9842 exchange ratio multiplied by $33.71 over (y) the per share exercise price with respect to such stock option, multiplied by (ii) the number of shares of Reliant Common Stock underlying such option, or (b) an option to purchase a number of shares of United Common Stock equal to 0.9842 multiplied by the number of shares of Reliant Common Stock subject to such option, with an exercise price equal to the exercise price per share of such stock option divided by 0.9842. As a result of the elections made by holders of options to acquire shares of Reliant Common Stock, United (1) paid approximately $574,650 to extinguish outstanding options to acquire Reliant Common Stock, and (2) issued approximately 48,244 stock options with respect to United Common Stock.

The Merger Agreement also provides that upon completion of the Merger, the officers and directors of United as of immediately prior to the Effective Time will continue to serve as the directors and officers of the surviving entity from and after the Effective Time. Additionally, effective January 1, 2022, DeVan D. Ard, Jr. became and will serve as United Community Bank’s State President, Tennessee.

In connection with the Merger, United issued approximately 16,560,221 shares of United Common Stock, which had a value of approximately $595.2 million based on the closing price of United Common Stock on December 31, 2021. Each share of United Common Stock outstanding prior to the Merger remained outstanding and unaffected by the Merger.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is incorporated herein by reference to Exhibit 2.1.

Item 8.01	Other Events.

On January 3, 2022, United issued a press release announcing the closing of the Merger. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K, and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits The following exhibit index lists the exhibits that are either filed or furnished with this Current Report on Form 8-K.

EXHIBIT INDEX

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of July 14, 2021, by and between United Community Banks, Inc. and Reliant Bancorp, Inc. (incorporated by reference to Exhibit 2.1 to United Community Banks, Inc.’s Current Report on Form 8-K filed on July 15, 2021).*

99.1	Press Release of United Community Banks, Inc. dated January 3, 2022.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*Schedules and similar attachments have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The registrant will furnish supplementally a copy of any omitted schedules or similar attachment to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED COMMUNITY BANKS, INC.

	By:	/s/ Jefferson L. Harralson
Jefferson L. Harralson
Executive Vice President and Chief Financial Officer

Date: January 3, 2022